Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "UBL INTERACTIVE, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JULY, A.D. 2012, AT 11:34 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4737014 8100

AUTHENTICATION: 9740907

120874648

DATE: 07-27-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:50 AM 07/26/2012
FILED 11:34 AM 07/26/2012
SRV 120874648 - 4737014 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
UBL INTERACTIVE, INC.

The undersigned, being the Chief Executive Officer of **UBL Interactive, Inc.**, a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is UBL Interactive, Inc. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was September 30, 2009.

2. Article FOURTH of the Certificate of Incorporation of the Corporation is hereby superseded and replaced as follows:

"FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share. The preferred shares of the Corporation shall have all of the rights and preferences set forth in one or more Certificates of Designation, as determined by the Board of Directors."

3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and the holders of a majority of the Corporation's outstanding common stock, in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Doyal Bryant, its Chief Executive Officer, this 26th day of July, 2012.

/s/ Doyal Bryant

Doyal Bryant
Chief Executive Officer